Company Contact:
Hunter Blankenbaker Director of Corporate Communications Telephone: 954-965-6606 Email: hblankenbaker@tousa.com

TOUSA Updates the Transeastern Joint Venture’s Lenders on Financial and Market Conditions

HOLLYWOOD, Fla., September 27, 2006 — TOUSA (NYSE: TOA) announced today that it met with the lenders to the Transeastern joint venture to update them on the financial position of the joint venture and the Florida housing market conditions.

“As the managing member of the joint venture, our discussions with the lenders focused on the current Florida housing market conditions and the joint venture’s inability to meet its original projections,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “When the joint venture was formed in August of 2005, Transeastern had more than 3,000 homes in backlog and projected 2006 deliveries of approximately 3,500 homes. Since that time, the Florida housing market has become more challenging, characterized by weak demand, an over supply of new and existing inventory homes, increased competition, and an overall lack of buyer urgency. These well-documented conditions have caused elevated cancellation rates and downward pressure on margins, due to increased sales incentives and higher advertising and broker commissions. Although we anticipated a gradual slowdown in the Florida housing market, these conditions have been more severe than anticipated and have negatively impacted the joint venture’s ability to meet its projections.”

Tommy McAden, President of the joint venture, continued, “The joint venture has implemented several initiatives to reduce costs, streamline its operations, and increase efficiencies, but these initiatives have not been able to fully offset the reduction in profitability caused by the current market conditions. Currently, the venture’s revised sales and delivery projections are not adequate to support the existing capital structure. The joint venture is exploring options to provide sufficient liquidity including, requesting waivers from its lenders regarding potential defaults and permitting future advances under the revolving credit facility; and restructuring land bank obligations. At this time, the joint venture partners do not intend to contribute capital under the existing capital structure.”

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit its website at www.tousa.com.

This press release may contain forward-looking statements. TOUSA wishes to caution readers that certain important factors may have affected and could in the future affect TOUSA’s actual results and could cause TOUSA’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of TOUSA. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in TOUSA’s Securities and Exchange Commission filings, including TOUSA’s report on Form 10-K for the year ended December 31, 2005 and TOUSA’s report on Form 10-Q for the quarter ended June 30, 2006, filed with the Commission on March 10, 2006 and August 8, 2006, respectively.